EXHIBIT 99.1


On July 3, 2001, the Registrant issued the following press release:


           "PYR ENERGY REPORTS RESULTS OF WEST FLANK EXPLORATION WELL

     DENVER -- PYR Energy Corporation (AMEX:PYR) today announced that the ELH #3R West Flank wildcat exploration well that targeted a separate structure from the productive East Lost Hills feature has been tested and determined to be non-productive. The well will be temporarily abandoned pending full evaluation of ongoing activities and field development. No additional testing of the well is planned at this time.

     The #3R West Flank well was designed to test the Temblor interval in a seismically defined structural feature that is separate and distinct from the East Lost Hills structure currently producing from the ELH #1 well. The #3R well was drilled to a total measured depth of 21,769 feet. Analysis of 3D seismic data, currently in processing, should provide additional data to determine if any other locations may be present which allow the drilling of a more structurally optimal location to test the West Flank feature.

     During the drilling of the #3R well, hydrocarbon shows were encountered in Temblor section, and gas was flared on a number of occasions from the shale underlying the lower Temblor. Due to steep dips encountered in the lower portion of the well, it was determined that the underlying secondary objective, the Point of Rocks formation, could not be reached in the existing wellbore. The well was plugged back to 19,370 feet measured depth for testing of the lower Temblor. Communication was established with the formation during testing with no recovery of hydrocarbons resulting.

     Scott Singdahlsen, President and CEO of PYR stated: "While we are disappointed with the results at the #3R well, we continue to actively pursue development of the East Lost Hills discovery. The ELH partners continue to evaluate test results and possible production strategies for the ELH #2 well. The ELH #4 well is drilling at approximately 19,650 feet in the lower Temblor. We anticipate spudding the non-operated NW East Lost Hills well in this quarter with an additional partner operated well spud by the 4th quarter."

     Denver based PYR Energy is a natural gas and oil exploration company with activities focused in the San Joaquin Basin of California and in select areas of the Rocky Mountain region. Additional information about PYR Energy Corporation can be accessed via the Company's web site at www.pyrenergy.com.

                                      # # #

This release contains forward-looking statements regarding PYR Energy Corporation's future plans and expected performance based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company's reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control."